EXHIBIT 12

               U S WEST Financial Services, Inc.
              RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollars in Thousands)
                                          Quarter Ended
                                           3/31/97   3/31/96
------------------------------------------ -------- --------
Income before income taxes                   $6,671   $1,300
Interest expense                              5,424    5,378
Interest factor on rentals (1/3)                 21       17
                                           -------- --------
Earnings                                    $12,116   $6,695

Interest expense                             $5,424   $5,378
Interest factor on rentals (1/3)                 21       17
                                           -------- --------
Fixed charges                                $5,445   $5,395

Ratio of earnings to fixed charges             2.23     1.24
------------------------------------------ -------- --------

A Termination Agreement and Guarantee was entered into on June 24, 1994 between U S WEST, Inc. and U S WEST Capital
Corporation and U S WEST Financial Services, Inc. (USWFS).
The Agreement terminates the Support Agreement dated
January 5, 1990 whereby U S WEST, Inc. agreed to provide financial support to USWFS. The Agreement provides replacement financial support in the form of a direct guarantee by U S WEST of all outstanding indebtedness of USWFS.